Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 – USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

May 1, 2008

UFP Technologies Doubles Net Income in First Quarter

Georgetown, Mass., May 1, 2008.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $1.1 million or $0.19 per diluted share outstanding for its first quarter ended March 31, 2008, more than double the 2007 first quarter net income of $521,000 or $0.09 per diluted share outstanding.  Sales for the quarter were $28.0 million or 27% higher than 2007 first quarter sales of $22.0 million.

“This was an exciting quarter for UFP Technologies,” said R. Jeffrey Bailly, Chairman, CEO and President.  “Of our $6 million revenue increase, approximately $2.5 million was organic growth, driven by strong sales in our medical and electronics markets, and increased demand for our environmentally sound molded fiber products. The remainder came from our acquisition of Stephenson and Lawyer. We completed this acquisition in Q1, and we are making great progress integrating them into our organization and improving their operating results.”

“The net effect of our top-line growth was a 120% increase in net income for the quarter,” Mr. Bailly continued. “Looking ahead, despite a challenging automotive market and uncertain economy, with our high level of product development activity we remain optimistic about the future.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its product development activity and acquisition and integration of Stephenson & Lawyer, the Company’s growth potential and the Company’s strategies for growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, including Stephenson & Lawyer, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Three Months Ended
	(unaudited)
	31-Mar-08	31-Mar-07
Net sales	$28,008	$22,013
Cost of sales	21,120	17,413
Gross profit	6,888	4,600
SG&A	4,922	3,613
Operating income	1,966	987
Interest expense, other income & expenses	114	146
Income before income taxes	1,852	841
Income taxes	704	320
Net income	$1,148	$521
Weighted average shares outstanding	5,450	5,206
Weighted average diluted shares outstanding	6,091	5,747
Per Share Data
Net income per share outstanding	$0.21	$0.10
Net income per diluted share outstanding	$0.19	$0.09

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Mar-08	31-Dec-07
	(unaudited)
Assets:
Current assets	$27,938	$28,575
Net property, plant, and equipment	11,978	9,492
Other assets	7,987	7,486
Total assets	$47,903	$45,553
Liabilities and stockholders’ equity:
Current liabilities	$14,104	$13,623
Long-term debt	5,908	6,271
Other liabilities	1,806	1,416
Total liabilities	$21,818	$21,310
Total stockholders’ equity	26,085	24,243
Total liabilities and stockholders’ equity	$47,903	$45,553